Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of TapImmune Inc. (the “Company”) on Form S-3, file number 333-220538 of our report dated March 14, 2017, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of TapImmune Inc. as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015 appearing in the Annual Report on Form 10-K of TapImmune Inc. for the year ended December 31, 2016. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

December 28, 2017